February 23, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 of the Current Report on Form 8-K dated February 23, 2018 of Veroni Brands Corp. and are in agreement with the statements regarding our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.
Los Angeles, California